================================================================================
                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:
/ /  Preliminary Proxy Statement              / /  Confidential, for Use of the
                                              Commission Only (as permitted by
                                              Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material under Rule 14a-12

                           priceline.com Incorporated
           ----------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

           ----------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/X/ No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies: _________________________________

(2) Aggregate number of securities to which transaction applies: _________________________________

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     ____________________________________

(4)  Proposed maximum aggregate value of transaction:  ________________________

(5)  Total fee paid:  ____________________________

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)  Amount Previously Paid:  _________________________________

(2)  Form, Schedule or Registration Statement No.:  ___________________________

(3)  Filing Party:  _________________________________

(4)  Date Filed:  _________________________________

================================================================================

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priceline.com(R)

                                                                  April 26, 2002

Dear Stockholder:

          You are cordially invited to attend the 2002 Annual Meeting of Stockholders (the "Annual Meeting") of priceline.com Incorporated (the "Company") to be held at 2:00 p.m. on Thursday, May 23, 2002 at the Doubletree Club Hotel, 789 Connecticut Avenue, Norwalk, Connecticut 06854.

          At the Annual Meeting, stockholders will be asked to (i) elect eleven Directors; and (ii) ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors. The accompanying Notice of 2002 Annual Meeting of Stockholders and Proxy Statement describe the matters to be presented at the Annual Meeting.

          The Board of Directors unanimously recommends that stockholders vote in favor of the election of the nominated Directors and to ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors.

          Whether or not you plan to attend the Annual Meeting, please mark, sign, date and return your proxy card in the enclosed envelope as soon as possible. Your stock will be voted in accordance with the instructions you have given in your proxy card. You may attend the Annual Meeting and vote in person even if you have previously returned your proxy card. ALL STOCKHOLDERS WHO ATTEND THE MEETING WILL BE REQUIRED TO PRESENT VALID PICTURE IDENTIFICATION, SUCH AS A DRIVER'S LICENSE OR A PASSPORT. We hope you are able to join us on May 23.

                                        Sincerely,

                                        /s/ Richard S. Braddock

                                        Richard S. Braddock
                                        Chairman of the Board and
                                        Chief Executive Officer

                                    IMPORTANT

          A proxy card is enclosed. We urge you to complete and mail the card promptly in the enclosed envelope, which requires no postage if mailed in the United States. Any stockholder attending the Annual Meeting may personally vote on all matters that are considered, in which event the signed and mailed proxy will be revoked.

                    IT IS IMPORTANT THAT YOU VOTE YOUR STOCK
                           priceline.com INCORPORATED
                             800 CONNECTICUT AVENUE
                           NORWALK, CONNECTICUT 06854

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                      TO BE HELD ON THURSDAY, MAY 23, 2002

To the Stockholders of priceline.com Incorporated:

          We hereby notify you that the Annual Meeting of Stockholders of priceline.com Incorporated (the "Company") will be held on Thursday, May 23, 2002 at 2:00 p.m. local time at the Doubletree Club Hotel, 789 Connecticut Avenue, Norwalk, Connecticut 06854 for the following purposes:

          1. To elect eleven Directors to hold office until the next annual meeting of stockholders or until their respective successors are elected and qualified.

          2. To ratify the selection of Deloitte & Touche LLP as independent auditors of the Company for our fiscal year ending December 31, 2002.

          3. To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

          These business items are more fully described in the Proxy Statement accompanying this Notice.

          The Board of Directors has fixed the close of business on April 8, 2002, as the record date for identifying those stockholders entitled to notice of, and to vote at, this Annual Meeting and at any adjournment or postponement of this meeting.

                                   By Order of the Board of Directors

                                   /s/ Peter J. Millones

                                   Peter J. Millones
                                   Senior Vice President, General Counsel
                                   and Secretary

Norwalk, Connecticut

April 26, 2002

          All Stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

                           PRICELINE.COM INCORPORATED

                                 PROXY STATEMENT

                                TABLE OF CONTENTS

PROXY STATEMENT

     General .................................................................................1

     Solicitation ............................................................................1

     Voting Rights and Outstanding Shares; Approval ..........................................1

     Revocability of Proxies .................................................................1

     Stockholder Proposals ...................................................................2

PROPOSAL 1:  ELECTION OF DIRECTORS ...........................................................2

     Board Committees and Meetings ...........................................................5

PROPOSAL 2:  RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS ...............................5

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT ...............................7

     Section 16(a) Beneficial Ownership Reporting Compliance .................................9

DIRECTOR AND EXECUTIVE COMPENSATION .........................................................10

     Compensation of Directors ..............................................................10

     Compensation of Executive Officers .....................................................10

     Summary Compensation Table .............................................................10

     Option Grants Last Fiscal Year .........................................................12

     Aggregated Option Exercises in 2001 and Fiscal Year-End Option Values ..................14

     Other ..................................................................................14

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND

     CHANGE-IN-CONTROL ARRANGEMENTS .........................................................14

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION .................................15

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

     ON EXECUTIVE COMPENSATION ..............................................................16

PERFORMANCE MEASUREMENT COMPARISON ..........................................................18

CERTAIN TRANSACTIONS ........................................................................19

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS .....................................23

AUDITOR INDEPENDENCE ........................................................................24

OTHER MATTERS ...............................................................................25

                           priceline.com INCORPORATED
                             800 CONNECTICUT AVENUE
                           NORWALK, CONNECTICUT 06854

                                 PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS

                      TO BE HELD ON THURSDAY, MAY 23, 2002

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

          The enclosed proxy is solicited on behalf of the Board of Directors of priceline.com Incorporated ("we" or "priceline.com" or the "Company") for use at the Annual Meeting of Stockholders to be held on Thursday, May 23, 2002, at 2:00 p.m. local time (the "Annual Meeting"), or at any adjournment or postponement of this meeting, for the purposes set forth in this proxy statement and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Doubletree Club Hotel, 789 Connecticut Avenue, Norwalk, Connecticut 06854. We intend to mail this proxy statement and accompanying proxy card on or about April 26, 2002, to all stockholders entitled to vote at the Annual Meeting.

SOLICITATION

          We will pay for the entire cost of proxy solicitations, including preparation, assembly, printing and mailing of proxy solicitation materials. We will provide copies of solicitation materials to banks, brokerage houses, fiduciaries and custodians holding in their names shares of priceline.com common stock beneficially owned by others to forward these materials to the beneficial owners of common Stock. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials. Directors, officers or other regular employees of ours may also solicit proxies by telephone, telegram or in-person. We will not additionally compensate directors, officers or other regular employees for these services.

VOTING RIGHTS AND OUTSTANDING SHARES; APPROVAL

          Only stockholders of record at the close of business on April 8, 2002 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on April 8, 2002, 229,565,700 shares of common stock were outstanding and entitled to vote. Each holder of record of common stock on that date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

          The inspector of election appointed for the meeting will tabulate all votes and will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved. A majority of the outstanding shares of common Stock, present in person or represented by proxy, constitutes a quorum for the transaction of business at the Annual Meeting.

          The nominees for election to the Board of Directors who receive the greatest number of votes cast for the election of Directors by the shares of common Stock present, in person or by proxy, and entitled to vote at the Annual Meeting shall be elected Directors. Holders of common Stock are not allowed to cumulate their votes in the election of Directors. The affirmative vote of the holders of a majority of the shares present, in person or represented by proxy, and entitled to vote at the Annual Meeting will be required to ratify the selection of Deloitte & Touche LLP. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE BOARD'S NOMINEES AND FOR RATIFICATION OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT AUDITORS.

REVOCABILITY OF PROXIES

          Any person giving a proxy in response to this solicitation has the power to revoke it at any time before it is voted. Proxies may be revoked by any of the following actions:

          - filing a written notice of revocation with our Secretary at our principal executive office (800 Connecticut Avenue, Norwalk, Connecticut 06854);

          - filing with our Secretary at our principal executive office (800 Connecticut Avenue, Norwalk, Connecticut 06854) a properly executed proxy showing a later date; or

          - attending the meeting and voting in person (attendance at the meeting will not, by itself, revoke a proxy). Please note that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

STOCKHOLDER PROPOSALS

          The deadline for submitting a stockholder proposal to be included in our proxy statement for our 2003 annual meeting of stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission is December 28, 2002. However, we advise you to review our Bylaws, which contain additional requirements regarding advance notice of stockholder proposals and director nominations.


                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

          In accordance with the Company's Bylaws, the Board has fixed the number of Directors constituting the entire Board at eleven. The Board of Directors has proposed that the following eleven nominees be elected at the Annual Meeting, each of whom will hold office until his or her successor has been elected and qualified: RICHARD S. BRADDOCK, JEFFERY H. BOYD, PAUL A. ALLAIRE, RALPH M. BAHNA, WILLIAM E. FORD, EDMOND TAK CHUEN IP, DOMINIC KAI MING LAI, MARSHALL LOEB, N.J. NICHOLAS, JR., NANCY B. PERETSMAN AND IAN F. WADE. Unless otherwise instructed, it is the intention of the persons named as proxies on the accompanying proxy card to vote shares represented by properly executed proxies for such nominees. Although the Board of Directors anticipates that the eleven nominees will be available to serve as Directors of the Company, if any of them should be unwilling or unable to serve, it is intended that the proxies will be voted for the election of such substitute nominee or nominees as may be designated by the Board of Directors. If elected at the Annual Meeting, each of the nominees would serve until the 2003 annual meeting and until his or her successor is elected and has qualified, or until his or her earlier death, resignation or removal. Each person nominated for election has agreed to serve if elected. Management has no reason to believe that any nominee will be unable to serve.

          The nominees for election to the Board of Directors who receive the greatest number of votes cast for the election of Directors by the shares of common Stock present, in person or by proxy, shall be elected Directors. Holders of common Stock are not allowed to cumulate their votes in the election of Directors. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE BELOW-NAMED NOMINEES.

          Set forth below is biographical information for each person nominated to serve as a Director of the Company.

          RICHARD S. BRADDOCK, age 60, has served as Chairman of the Board of Directors of priceline.com since August 1998 and as Chief Executive Officer since May 2001. Mr. Braddock was Chief Executive Officer of priceline.com from August 1998 to May 2000. From December 1997 to January 1999, he served as the non-executive Chairman of True North Communications, Inc., an advertising company. From September 1996 to August 1997, he served as a special advisor to General Atlantic Partners, LLC, a private equity investment firm. Mr. Braddock was a principal of Clayton, Dubilier & Rice, a private equity fund, from June 1994 through September 1995. He also served as Chief Executive Officer of Medco Containment Services during 1993. From 1973 to 1992, Mr. Braddock held a variety of positions at Citicorp and its principal subsidiary, Citibank, N.A., including President and Chief Operating Officer. Mr. Braddock also serves as a director of Eastman Kodak Company, an imaging products company; Cadbury Schweppes plc, a global beverage and confectionery manufacturer; MphasiS-BFL Limited; and Lincoln Center for the Performing Arts and is a trustee of the Cancer Research Institute.

          JEFFERY H. BOYD, age 45, has served as a Director of priceline.com since October 2001. Mr. Boyd has been President of priceline.com since May 2001 and Chief Operating Officer since October 2000. He previously served as Executive Vice President, General Counsel and Secretary of priceline.com from January 2000 to October 2000. From 1994 to 1995, Mr. Boyd served as the Assistant General Counsel of Lord Abbett & Co., an investment advisory firm. In 1995, Mr. Boyd joined Oxford Health Plans, Inc. as its Executive Vice President, General Counsel and Secretary, where he served in such capacities through December 1999.

          PAUL A. ALLAIRE, age 63, has served as a Director of priceline.com since February 1999. Mr. Allaire was Chief Executive Officer of Xerox Corporation, a company offering document processing services and products, from May 2000 to August 2001. Mr. Allaire had previously served as Chief Executive Officer of Xerox Corporation from 1990 to May 1999. Mr. Allaire retired as Chairman of the Board and as a director of Xerox Corporation in December 2001. Since 1991, he was the Chairman of the Board of Directors and the Chairman of the Executive Committee of Xerox Corporation. Mr. Allaire serves as a director of Lucent Technologies Inc., a global communications systems and software company; Sara Lee Corporation, a global consumer packaged goods company; and Glaxo SmithKline, a healthcare company. Mr. Allaire is a member of the Business Council and is a member of the board of directors of the Council on Foreign Relations, and the Council on Competitiveness and is Chairman of the Board of the Ford Foundation.

          RALPH M. BAHNA, age 59, has served as a Director of priceline.com since July 1998. Since 1992, Mr. Bahna has been the President of Masterworks Development Corp., a company he founded to develop an international group of hotels named Club QuartersTM. Club Quarters are private, city-center facilities designed for the business travelers of member organizations. Since 1993, Mr. Bahna has served as the Chairman of Club Quarters(TM). From 1980 to 1989, Mr. Bahna served as the Chief Executive Officer of Cunard Lines, Ltd., and the Cunard Group of Companies. Prior to Cunard, Mr. Bahna was employed by Trans World Airlines, Inc., where he developed and launched its highly successful Ambassador Service.

          WILLIAM E. FORD, age 40, has served as a Director of priceline.com since July 1998. Mr. Ford is a managing member of General Atlantic Partners, LLC ("GAP LLC"), a private equity investment firm that invests globally in information technology, media and communications companies, and has been with GAP LLC (or its predecessor) since July 1991. Mr. Ford is also a director of E*TRADE Group, Inc., an online investing services company; Critical Path, Inc., a provider of messaging and directory communications solutions for corporate enterprises and service providers worldwide; Chordiant Software, Inc., a provider of customer relationship management software infrastructure solutions for customer relationship marketing, service, sales, knowledge management and real-time transactions across multiple communication channels; SoundView Technology Group, Inc., an investment banking firm focused exclusively on the technology sector, which offers a complement of investment banking services, including public offerings, M&A advisory and private equity placements, as well as comprehensive research on technology companies; and several private information technology companies in which entities affiliated with GAP LLC are investors.

          EDMOND TAK CHUEN IP, age 49, is Cheung Kong (Holdings) Limited's representative on priceline.com's Board of Directors, a position he has held since July 2001. Mr. Ip has been an Executive Director of Cheung Kong (Holdings) Limited since 1993. He is also an Executive Director of Cheung Kong Infrastructure Holdings Limited. Mr. Ip sits on the board of directors of a number of publicly and privately held companies in Hong Kong. Cheung Kong (Holdings) Limited received the right to select a representative to serve as a member of priceline.com's Board of Directors in connection with Cheung Kong (Holdings) Limited's purchase of priceline.com common Stock in July 2001.

          DOMINIC KAI MING LAI, age 48, is one of Hutchison Whampoa Limited's two representatives on priceline.com's Board of Directors, a position he has held since July 2001. Mr. Lai is an Executive Director of Hutchison Whampoa Limited and also the Deputy Chairman of Hutchison Harbour Ring Limited and a Director of Computer And Technologies Holdings Limited and Vanda Systems & Communications Holdings Limited. Hutchison Whampoa Limited received the right to select a second representative to serve as a member of priceline.com's Board of Directors in connection with Hutchison Whampoa Limited's purchase of priceline.com common stock in July 2001.

          MARSHALL LOEB, age 72, has served as a Director of priceline.com since July 1998. He is a columnist for, and member of the Advisory Board of, CBS MarketWatch.com, an on-line financial news and analysis service. Mr. Loeb also is a broadcast commentator for the CBS Radio Network. From 1996 to 1999, Mr. Loeb was the Editor of the COLUMBIA JOURNALISM REVIEW. He served as the Managing Editor of Fortune magazine from 1986 to 1994 and as the Managing Editor of Money magazine from 1980 to 1984. He also has served as the Business Editor, Nation Editor and Economy Editor of TIME magazine. Mr. Loeb is a member of the Board of Overseers of the Stern School of Business at New York University and a member of the Advisory Board of Bagehot Fellows Program at Columbia University. He is also the author of 14 books, most recently 52 WEEKS TO FINANCIAL FITNESS.

          N. J. NICHOLAS, JR., age 62, has served as a Director of priceline.com since July 1998. Mr. Nicholas is a private investor and from 1990 to 1992 was the co-Chief Executive Officer of Time Warner Inc. From 1986 to 1990, he was President of Time Inc. Mr. Nicholas also is a director of DB Capital Partners, an affiliate of Deutsche Bank; Boston Scientific Corporation, a developer, manufacturer and marketer of medical devices; and Xerox Corporation, a document processing company. He is also Chairman of the Advisory Board of the Columbia University Graduate School of Journalism.

          NANCY B. PERETSMAN, age 48, has served as a Director of priceline.com since February 1999. Since June 1995, she has been a Managing Director and Executive Vice President of Allen & Company Incorporated, an investment bank. Prior to joining Allen & Company Incorporated, Ms. Peretsman had been an investment banker since 1983 at Salomon Brothers Inc., where she was a Managing Director since 1990. Ms. Peretsman serves on the Board of Directors for Charter Communications and for several private companies in which Allen & Company has an investment. She is Vice Chairman of the Board of The New School. Ms. Peretsman served for fourteen years on the Board of Trustees of Princeton University and is currently an Emerita Trustee.

          IAN F. WADE, age 62, is one of Hutchison Whampoa Limited's two representative on priceline.com's Board of Directors, a position he has held since February 2001. Since March 1982, Mr. Wade has been Group Managing Director of Hutchison Whampoa Limited's A.S. Watson & Co., Limited. Mr. Wade sits on the boards of directors of a number of privately held companies and institutions, including the Board of the Community Chest of Hong Kong and the Hong Kong Red Cross Advisory Committee. Hutchison Whampoa Limited received the right to select a representative to serve as a member of priceline.com's Board of Directors in connection with Hutchison Whampoa Limited's purchase of priceline.com common stock in February 2001.

          Paul J. Blackney, who is currently a member of the Board of Directors and a member of priceline.com's audit committee, is not standing for re-election at the Annual Meeting.

          Set forth below is biographical information for each executive officer of the Company (each an "executive officer"), other than executive officers who are nominated to serve as Directors of the Company and whose biographical information is set forth above.

          THOMAS P. D'ANGELO, age 42, has been Senior Vice President, Finance and Controller of priceline.com since October 1997. From April 1993 to October 1997, he was Chief Financial Officer of Direct Travel, Inc., a corporate travel agency. Mr. D'Angelo has spent the last 22 years in the travel industry holding various financial management positions with travel management companies.

          BRETT KELLER, age 34, has been Chief Marketing Officer of priceline.com since January 2002. He previously served as Senior Vice President, Marketing of priceline.com and in other positions from February 1999 through December 2001. From 1997 to 1999, Mr. Keller served as Director of Online Travel at Cendant.

          PETER J. MILLONES, age 32, has been Senior Vice President, General Counsel and Secretary of priceline.com since January 2001. He previously served as Vice President and Associate General Counsel of priceline.com from March 2000 to January 2001. From September 1995 through March 2000, Mr. Millones was with the law firm of Latham & Watkins.

          ROBERT J. MYLOD JR., age 35, has been the Chief Financial Officer of priceline.com since November 2000. From May 2000 to October 2000, Mr. Mylod was acting Chief Financial Officer for WebHouse Club, Inc., a technology research and development company. From January 1999 to May 2000, Mr. Mylod held several different positions within priceline.com's finance department, including Senior Vice President, Finance. Prior to joining priceline.com, Mr. Mylod was a Principal at Stonington Partners, a private equity investment firm that manages over $1 billion of institutional capital dedicated to venture capital investments and leveraged buyouts. Mr. Mylod is on the board of directors of Alliance Capital Partners Inc. and Findwhat.com Inc., an Internet search engine.

          TREY URBAHN, age 44, has been President of Airlines of priceline.com since May 2000. Mr. Urbahn was Senior Vice President of Revenue Management of priceline.com from September 1998 to May 2000. From 1997 to 1998, Mr. Urbahn was a Senior Partner at the Airline Planning Group in Arlington, Virginia and Ft. Lauderdale, Florida. From 1994 to 1996, Mr. Urbahn was Executive Director of Marketing Planning at Alamo Rent A Car, a national rental car company, and also Director of Revenue Development at US Airways Group, Inc., a holding company whose primary operating subsidiary is US Airways, Inc. Mr. Urbahn held various management positions at United Air Lines, Inc. and Northwest Airlines from 1984 to 1994.

          RONALD V. ROSE, age 50, has been the Chief Information Officer of priceline.com since March 1999. From September 1995 to March 1999, Mr. Rose served in various capacities with Standard & Poor's, a financial services company, including Chief Technology Officer of Retail Markets. While at Standard & Poor's, Mr. Rose led the development of many Internet initiatives within the Financial Information Services area and chaired the Internet Architecture Council.

BOARD COMMITTEES AND MEETINGS

          During 2001, the Board of Directors held 10 meetings. The Board has an Audit Committee, a Compensation Committee and, until July 2001, an Independent Committee. The Board of Directors does not have a nominating committee or a committee performing the functions of a nominating committee.

          The Audit Committee of the Board consists of Messrs. William E. Ford, Paul J. Blackney, Paul A. Allaire and Ms. Nancy B. Peretsman, none of whom are employees of priceline.com or its affiliates and related companies. The Audit Committee reviews priceline.com's financial statements and accounting practices, makes recommendations to the Board regarding the selection of independent auditors and reviews the results and scope of the audit and other services provided by priceline.com's independent auditors. Mr. Ford is Chairman of the Audit Committee. The Audit Committee met 4 times in 2001. Mr. Blackney is not standing for re-election to the Board of Directors at the Annual Meeting.

          The Compensation Committee of the Board consists of Messrs. N.J. Nicholas, Jr., Marshall Loeb, Ralph M. Bahna and Paul A. Allaire, none of whom are employees of priceline.com or its affiliates and related companies. The Compensation Committee makes recommendations to the Board concerning salaries and incentive compensation for priceline.com's officers and employees and administers priceline.com's employee benefit plans. Mr. Nicholas is Chairman of the Compensation Committee. The Compensation Committee met 2 times in 2001.

          The Independent Committee of the Board consisted of Messrs. Paul J. Blackney, Paul A. Allaire and Ralph M. Bahna, none of whom are employees of priceline.com or its affiliates and related companies. The Independent Committee reviewed and approved or ratified material transactions between priceline.com and any companies or entities in which a director or officer of priceline.com had a material interest. Mr. Blackney was Chairman of the Independent Committee. The Independent Committee was established in February 2000 and disbanded in July 2001. The Independent Committee met 3 times in 2001.

          During 2000, each Board member attended 75% or more of the meetings held by the Board and each committee member attended 75% or more of the meetings held by the committees on which he or she served.

                                   PROPOSAL 2

                RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

          We have selected Deloitte & Touche LLP as our independent auditors for the fiscal year ending December 31, 2002. We are submitting our selection of independent auditors for ratification by the stockholders at the Annual Meeting. Deloitte & Touche LLP has audited our financial statements since July 1997. We expect that representatives of Deloitte & Touche LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they wish and will be available to respond to appropriate questions.

          The Company's Bylaws do not require that the stockholders ratify the selection of our independent auditors. However, we are submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the selection, the Board of Directors and the Audit Committee will reconsider whether or not to retain Deloitte & Touche LLP. Even if the selection is ratified, the Board of Directors and the Audit Committee in their discretion may change the appointment at any time during the year if we determine that such a change would be in the best interests of the Company and its stockholders.

          The affirmative vote of the holders of a majority of the outstanding shares present, in person or represented by proxy, and entitled to vote at the Annual Meeting will be required to ratify the selection of Deloitte & Touche LLP. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.

                              SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's common stock as of March 31, 2002 by (1) each stockholder known by priceline.com to be the beneficial owner of more than 5% of the Company's common stock; (2) each Director and nominee for Director of priceline.com; (3) all individuals serving as priceline.com's Chief Executive Officer during the fiscal year ended December 31, 2001 and each of priceline.com's other four most highly compensated (based on salary and bonus during the fiscal year ended December 31, 2001) executive officers; (4) an individual who would constitute one of the four most highly compensated executive officers (other than the chief executive officer) but for the fact that he was not serving as an executive officer of the Company at the end of the fiscal year ended December 31, 2001; and (5) all executive officers and Directors as a group.

                                                                            SHARES BENEFICIALLY OWNED (a)
                                                                         --------------------------------
          NAME OF BENEFICIAL OWNER                                           NUMBER               PERCENT
          -----------------------------------------------                ------------            --------
          Richard S. Braddock (b) ..........................               18,247,595               7.75%
          Jeffery H. Boyd (c) ..............................                2,110,833                   *
          Paul A. Allaire (d) ..............................                   69,812                   *
          Ralph M. Bahna (e) ...............................                  323,362                   *
          Paul J. Blackney (f) .............................                  121,370                   *
          William E. Ford (g) ..............................                5,962,941                2.6%
          Edmond Tak Chuen Ip (h) ..........................               72,200,938              31.45%
          Dominic Kai Ming Lai (i) .........................               36,107,692              15.73%
          Marshall Loeb (j) ................................                   45,862                   *
          N.J. Nicholas, Jr. (k) ...........................                3,229,862               1.41%
          Nancy B. Peretsman (l) ...........................                1,900,829                   *
          Ian F. Wade (i) ..................................               36,107,692              15.73%
          Robert J. Mylod Jr. (m) ..........................                  916,917                   *
          Ronald V. Rose (n) ...............................                1,014,046                   *
          Trey Urbahn (o) ..................................                  739,168                   *
          W. Michael McCadden (p) ..........................                  841,694                   *
          Daniel H. Schulman (q) ...........................                  995,000                   *
          Amerindo Investment Advisors Inc. (r) ............               12,202,863               5.32%
          Cheung Kong (Holdings) Limited (h) ...............               72,200,938              31.45%
          Hutchison Whampoa Limited (i) ....................               36,107,692              15.73%
          Prince Alwaleed Bin Talal Abdulaziz Al Saud (s) ..               11,961,400               5.21%
          All directors and executive officers
               as a group (18 persons) (t) .................              107,820,259              44.91%

* Represents beneficial ownership of less than one percent.

      (a) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock and options or warrants that are currently exercisable or exercisable within 60 days of March 31, 2002 are deemed to be outstanding and to be beneficially owned by the person holding such options or warrants for the purpose of computing the percentage ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

      (b) Includes: (1) 120,000 shares owned by the Richard and Susan Braddock Family Foundation Inc. as to which Mr. Braddock expressly disclaims beneficial ownership; (2) 3,006,714 shares owned by Mr. Braddock as Trustee of The Richard S. Braddock 1999 Annuity Trust; (3) 6,000 shares owned by Mr. Braddock's immediate family member as to which Mr. Braddock expressly disclaims beneficial ownership; and (4) 6,005,350 shares subject to vested options.

      (c) Includes 1,333,333 shares that Mr. Boyd has the right to acquire under stock options currently exercisable or exercisable within 60 days of March 31, 2002.

      (d) Includes 51,112 shares that Mr. Allaire has the right to acquire under stock options currently exercisable or exercisable within 60 days of March 31, 2002.

      (e) Includes 44,862 shares that Mr. Bahna has the right to acquire under stock options currently exercisable or exercisable within 60 days of March 31, 2002.

      (f) Includes 13,612 shares that Mr. Blackney has the right to acquire under stock options currently exercisable or exercisable within 60 days of March 31, 2002.

      (g) Includes: (1) 4,184,309 shares owned by General Atlantic Partners 48, L.P.; (2) 333,877 shares owned by General Atlantic Partners 50, L.P.;
          (3) 1,399,893 shares owned by GAP Coinvestment Partners, L.P.; (4) 44,862 shares that Mr. Ford has the right to acquire under stock options currently exercisable or exercisable within 60 days of March 31, 2002. Mr. Ford, a director of the Company, is a managing member of General Atlantic Partners, LLC and a general partner of GAP Coinvestment Partners, L.P. General Atlantic Partners, LLC is the general partner of General Atlantic Partners 48, L.P. and General Atlantic Partners 50, L.P. Mr. Ford disclaims beneficial ownership of the 5,918,079 shares referred to in clauses (1), (2) and (3) above, except to the extent of his pecuniary interest therein. General Atlantic disclaims beneficial ownership of the options referred to above. The address of General Atlantic is c/o General Atlantic Service Corporation, 3 Pickwick Plaza, Greenwich, Connecticut 06830.

      (h) Includes (1) 17,546,622 shares held by Prime Pro Group Limited and 18,546,624 shares by Potton Resources Limited, each of which are indirect wholly owned subsidiaries of Cheung Kong (Holdings) Limited;
          (2) 17,546,622 shares held by Forthcoming Era Limited and 18,546,624 shares held by Ultimate Pioneer Limited, each of which are indirect wholly owned subsidiaries of Hutchison Whampoa Limited; and (3) 14,446 shares that Mr. Wade, a Group Managing Director of the A.S. Watson Group of Hutchison Whampoa Limited, has the right to acquire under stock options currently exercisable or exercisable within 60 days of March 31, 2002. Cheung Kong (Holdings) Limited is the 49.97% shareholder of Hutchison Whampoa Limited. Cheung Kong (Holdings) Limited, Potton Resources Limited and Prime Pro Group Limited disclaim beneficial ownership of the shares referred to in clauses (2) and (3) above. Mr. Ip disclaims beneficial ownership of the shares referred to in clauses (1), (2) and (3) above, except to the extent of his pecuniary interest therein. The address of Cheung Kong (Holdings) Limited is 7th Floor, Cheung Kong Center, 2 Queen's Road Central, Hong Kong.

      (i) Includes (1) 17,546,622 shares held by Forthcoming Era Limited and 18,546,624 shares held by Ultimate Pioneer Limited, each of which are indirect wholly owned subsidiaries of Hutchison Whampoa Limited; and
          (2) 14,446 shares that Mr. Wade, a Group Managing Director of the A.S. Watson Group of Hutchison Whampoa Limited, has the right to acquire under stock options currently exercisable or exercisable within 60 days of March 31, 2002. Mr. Lai and Mr. Wade disclaim beneficial ownership of the shares beneficially owned by Hutchison Whampoa Limited, Forthcoming Era Limited, Ultimate Pioneer Limited, Cheung Kong (Holdings) Limited, Prime Pro Group Limited and Potton Resources Limited, except to the extent of their pecuniary interest therein. Mr. Lai also disclaims beneficial ownership of the shares beneficially owned by Mr. Wade. The address of Hutchison Whampoa Limited is 22nd Floor, Hutchison House, 10 Harcourt Road, Hong Kong.

      (j) Includes: (1) 1,000 shares held by an immediate family member of Mr. Loeb; (2) 31,250 shares subject to vested options which are held by Mr. Loeb's daughter, as to which Mr. Loeb disclaims beneficial ownership; and (3) 13,612 shares that Mr. Loeb has the right to acquire under stock options currently exercisable or exercisable within 60 days of March 31, 2002.

      (k) Includes: (1) 3,145,000 shares held by Gore Creek Trust, as to which Mr. Nicholas disclaims beneficial ownership; (2) 40,000 shares owned by an immediate family member of Mr. Nicholas, as to which Mr. Nicholas disclaims beneficial ownership; and (3) 44,862 shares that Mr. Nicholas has the right to acquire under stock options currently exercisable or exercisable within 60 days of March 31, 2002.

      (l) Includes: (1) 926,424 shares held by Allen & Company Incorporated on its own behalf and on behalf of certain of its officers, directors and employees; (2) 7,811 shares held by Allen & Company Incorporated for the benefit of certain members of Ms. Peretsman's family; and (3) 44,862 shares that Ms. Peretsman has the right to acquire under stock options currently exercisable or exercisable within 60 days of March 31, 2002. Excludes 33,333 shares held by a foundation for which Ms. Peretsman serves as a trustee. Ms. Peretsman, who is a Managing Director and Executive Vice President of Allen &

          Company Incorporated, disclaims beneficial ownership of the shares referred to in clause (1) above, except to the extent of her pecuniary interest therein. Allen & Company disclaims beneficial ownership of the shares and options referred to in clauses (2) and (3) above.

      (m) Includes 416,667 shares that Mr. Mylod has the right to acquire under stock options currently exercisable or exercisable within 60 days of March 31, 2002.

      (n) Includes 926,946 shares that Mr. Rose has the right to acquire under stock options currently exercisable or exercisable within 60 days of March 31, 2002.

      (o) Includes 621,668 shares that Mr. Urbahn has the right to acquire under stock options currently exercisable or exercisable within 60 days of March 31, 2002.

      (p) Includes 544,444 shares that Mr. McCadden has the right to acquire under stock options currently exercisable or exercisable within 60 days of March 31, 2002. Mr. McCadden stepped down as Chief Marketing Officer of priceline.com in the fourth quarter of 2001.

      (q) Includes 995,000 shares that Mr. Schulman has the right to acquire under stock options currently exercisable or exercisable within 60 days of March 31, 2002. Mr. Schulman stepped down as Chief Executive Officer of priceline.com in the second quarter of 2001.

      (r) According to Form 13G, dated February 15, 2002, filed with the Securities and Exchange Commission by Amerindo Investment Advisors Inc., a California corporation, Amerindo Investment Advisors, Inc., a Panama corporation, Alberto W. Villar and Gary A. Tanaka, each of whom expressly disaffirms membership in any group under Rule 13d-5 under the Securities Exchange Act of 1934, as amended. Amerindo Investment Advisors Inc.'s principal executive offices are located at One Embarcadero Center, Suite 2300, San Francisco, California, 94111 and Amerindo Investment Advisors, Inc.'s principal executive offices are located at Edificio Sucre, Calle 48 Este, Bella Vista, Apartado 6277, Panama 5, Panama.

      (s) According to Form 13G, dated September 28, 2001, filed with the Securities and Exchange Commission by His Royal Highness Prince Alwaleed Bin Talal Bin Abdulaziz Al Saud. The address of His Royal Highness Prince Alwaleed Bin Talal Bin Abdulaziz Al Saud is Kingdom Holding Company, P.O. Box 8653, Riyadh, 11492, Kingdom of Saudi Arabia.

      (t) Includes shares beneficially owned by all directors and executive officers of priceline.com, including the named executive officers, as a group. Because Mr. Schulman and Mr. McCadden were not employed by priceline.com as of March 31, 2002, their beneficial ownership was excluded from the calculation.

The address of all directors, officers and other individual stockholders (except as otherwise set forth herein) is 800 Connecticut Avenue, Norwalk, Connecticut 06854.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of priceline.com common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms they file.

          There was a failure to file Form 4, Statement of Changes in Beneficial Ownership, on a timely basis with the Securities and Exchange Commission on behalf of N.J. Nicholas, Jr. with respect to the purchase of shares of priceline.com common stock in September 2001. An amended Form 4 was filed with the Securities and Exchange Commission in December 2001. Other than as set forth in this paragraph, to our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2001, our officers, directors and greater than ten percent beneficial owners complied with the
Section 16(a) filing requirements.

                       DIRECTOR AND EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

          Directors who are also employees of priceline.com receive no compensation for serving on the Board of Directors. With respect to Directors who are not employees of priceline.com, the Company reimburses such non-employee directors for all travel and other expenses incurred in connection with attending Board of Directors and committee meetings. Non-employee directors also receive stock option grants under the 1999 Omnibus Plan.

COMPENSATION OF EXECUTIVE OFFICERS

          The following table shows compensation earned during fiscal 1999, 2000 and 2001 by each of the individuals who served as our Chief Executive Officer during fiscal 2001, the next four most highly-compensated executive officers serving at the end of fiscal 2001 and an additional executive who would have been one of the four most highly-compensated executive officers of the Company if he had been serving at the end of fiscal 2001. These people are referred to as the "named executive officers." Unless otherwise indicated, titles shown in the table are titles held as of December 31, 2001.

                           SUMMARY COMPENSATION TABLE

                                                                                                        LONG-TERM
                                                                                                      COMPENSATION
                                                                                      ---------------------------------------------
                                             ANNUAL COMPENSATION
                                    ------------------------------------
                                                                              RESTRICTED        NUMBER OF
                                                                                STOCK           SECURITIES           ALL OTHER
                                                                              AWARDS ($)        UNDERLYING          COMPENSATION
  NAME AND PRINCIPAL POSITION       YEAR      SALARY($)      BONUS ($)           (a)          OPTIONS (#)(b)            ($)
  ---------------------------       ----      --------      ----------        ----------      --------------        ---------------
  Richard S. Braddock (c)           2001            --             --                 --             750,000   (d)          --
    Chairman and Chief Executive    2000       262,500             --          1,148,400                  --           293,582  (e)
    Officer ......................  1999       300,000             --                 --                  --                --

  Daniel H. Schulman (f)            2001       683,332             --                 --           1,000,000   (g)   4,847,420  (h)
    Chief Executive Officer ......  2000       329,808             --          3,828,000           4,000,000         4,842,981  (i)
                                    1999       165,000             --                 --           3,000,000                --

  Jeffery H. Boyd, President        2001       304,167             --                 --           1,725,000                --
    and Chief Operating Officer ..  2000       260,192             --          3,412,500             800,000         2,131,200  (j)
                                    1999            --             --                 --                  --                --

  Robert J. Mylod Jr., (k)          2001       300,000             --                 --             125,000                --
    Chief Financial Officer ......  2000       191,667             --          1,706,250             550,000                --
                                    1999       174,186             --                 --             187,500                --

  Ronald V. Rose, Chief             2001       300,000             --                 --             125,000                --
    Information Officer ..........  2000       247,564             --            765,600           1,250,000                --
                                    1999       170,273         37,850                 --             187,500                --

  Trey Urbahn,                      2001       250,000             --                 --             250,000                --
    President Air ................  2000       240,000        250,000            487,500             760,000                --
                                    1999       201,250             --                 --                  --            68,038  (l)

  W. Michael McCadden, (m)          2001       300,000             --                 --           1,000,000   (n)          --
    Chief Marketing Officer ......  2000       254,840      1,400,000  (o)     2,437,500             650,000                --
                                    1999            --             --                 --                  --                --

     (a) Represents the dollar value of an award of restricted common stock, whether the award is vested or unvested, calculated by multiplying the closing market price of the Company's unrestricted common stock on the date of grant by the number of shares awarded. On November 1, 2001, the Company accelerated the vesting of all outstanding shares of restricted common stock held by certain employees, including the named executive officers, based on the anticipated achievement of earnings performance targets established at the time of grant. As a result, at December 31, 2001, there were no outstanding shares of restricted common stock. No dividends were paid on shares of restricted common stock.

     (b) The options listed below granted to Mr. Schulman in 1999 and 2000 and granted to Mr. Boyd and Mr. McCadden in 2000 were returned to the Company by each of these individuals in the fourth quarter 2000.

     (c) Mr. Braddock, the Chairman of the Board of Directors, re-assumed the duties of Chief Executive Officer in May 2001.

     (d) Represents options granted to Mr. Braddock in connection with his promotion to Chief Executive Officer. The exercise price of the options was approximately 30% above the fair market value of priceline.com's common stock on the date of grant to Mr. Braddock.

     (e) Represents forgiveness of interest on a $3.3 million loan that was repaid to the Company by Mr. Braddock in 2000.

     (f) Mr. Schulman stepped down as Chief Executive Officer of the Company in May 2001. In connection with his separation and pursuant to the terms of his employment agreement, Mr. Schulman was entitled to, among other things, two times his base salary of $300,000 paid over the course of the year following his separation from the Company.

     (g) In connection with Mr. Schulman's separation from the Company, the Company accelerated the vesting of 1,000,000 shares underlying stock options granted to Mr. Schulman. The accelerated vesting of the options was required by the terms of Mr. Schulman's employment agreement.

     (h) In connection with Mr. Schulman's separation from the Company, the Company forgave principal and interest on loans to Mr. Schulman. The forgiveness of the loans was required by the terms of Mr. Schulman's employment agreement.

     (i) Represents the forgiveness of principal and interest on a loan to Mr. Schulman.

     (j) Represents the forgiveness of principal and interest on a loan to Mr. Boyd.

     (k) Excludes any amounts paid to Mr. Mylod in his capacity as acting Chief Financial Officer of WebHouse Club during 2000.

     (l)  Represents reimbursement for relocation expenses.

     (m)  Mr. McCadden stepped down as Chief Marketing Officer in December 2001.

     (n) Represents a one-time cash retention bonus of $1,300,000 earned as of December 31, 2000 and paid in May 2001 and a $100,000 bonus paid to Mr. McCadden at the time he joined the Company.

     (o) Represents options issued to Mr. McCadden in May 2001. 694,444 of the options, which have an exercise price of $5.11, are vested and exercisable through May 31, 2002. The remaining 305,566 options were returned to the Company at the time of Mr. McCadden's departure from the Company.

          The following table sets forth information concerning the grant of stock options during the fiscal year ended December 31, 2001 to the named executive officers.

                         OPTION GRANTS LAST FISCAL YEAR

                                                                       INDIVIDUAL GRANTS
                              ----------------------------------------------------------------------------------------------------
                                NUMBER OF
                                SECURITIES          % OF TOTAL                                    POTENTIAL REALIZABLE VALUE AT
                                UNDERLYING        OPTIONS GRANTED       EXERCISE                  ASSUMED ANNUAL RATES OF STOCK
                                 OPTIONS          TO EMPLOYEES IN       OR BASE       EXPIRATION  PRICE APPRECIATION FOR OPTION
Names                         GRANTED (#)(a)        FISCAL YEAR       PRICE ($/SH)       DATE                TERM (b)
----------------------        --------------      ---------------     ------------    ----------  --------------------------------
                                                                                                      5%           10%       N%
                                                                                                  --------------------------------
Richard S. Braddock .........      750,000  (c)         6.7%            10.00          06/19/11    375,000       750,000    30.9%

Daniel H. Schulman (d) ......    1,000,000  (e)         9.0%             6.08          11/06/02    304,000       608,000       -

Jeffery H. Boyd .............      125,000  (f)         1.1%             4.26          12/07/11     26,625        53,250       -
                                 1,600,000  (g)        14.3%             5.11          05/25/11    408,800       817,600

Robert J. Mylod Jr. .........      125,000  (f)         1.1%             4.26          12/07/11     26,625        53,250       -

Ronald V. Rose ..............      125,000  (f)         1.1%             4.26          12/07/11     26,625        53,250       -

Trey Urbahn .................      125,000  (f)         1.1%             4.26          12/07/11     26,625        53,250       -
                                   125,000  (h)         1.1%             5.02          05/30/11     31,375        62,750

W. Michael McCadden (i) .....    1,000,000  (j)         9.0%             5.11          05/31/02    255,500       511,000       -

     (a) The issuance of the 1,000,000, 1,6000,000 and 1,000,000 options issued to Mr. Schulman, the Company's former Chief Executive Officer, Mr. Boyd, the Company's President and Chief Operating Officer, and Mr. McCadden, the Company's former Chief Marketing Officer, respectively, was authorized in connection with a turnaround plan put in place by the Company in the fourth quarter 2000. In connection with the turnaround plan, Mr. Schulman, Mr. Boyd and Mr. McCadden returned an aggregate of 8.45 million non-qualified options to the Company to ensure that a sufficient number of shares of common stock were available under the 1999 Omnibus Plan for option grants to employees in connection with the turnaround plan. In turn, the Company committed to issue Mr. Schulman, Mr. Boyd and Mr. McCadden the options reflected below six months and one day after the return of the options.

     (b) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the Company's stock price. The column entitled "N%" reflects the percentage by which the exercise price of the option exceeded the market price of the Company's common stock on the date of grant.

     (c) On June 19, 2001, Mr. Braddock was granted options to purchase 750,000 shares of common stock. 250,000 shares underlying the stock options vest on each of June 19, 2002, 2003 and 2004. The options expire on June 18, 2011.

     (d) Mr. Schulman stepped down as Chief Executive Officer of the Company in May 2001.

     (e) In connection with Mr. Schulman's separation from the Company, the Company accelerated the vesting of 1,000,000 shares underlying stock options granted to Mr. Schulman. The accelerated vesting of the options was required by the terms of Mr. Schulman's employment agreement.

     (f) On December 7, 2001, Mr. Boyd, Mr. Mylod, Mr. Rose and Mr. Urbahn were granted options to purchase 125,000 shares of common stock. 41,667 shares underlying the stock options vest and are exercisable on December 7, 2002 and the remaining shares underlying the stock options vest and are exercisable pro rata each month through December 7, 2004. The options expire on December 6, 2011.

     (g) On May 25, 2001, Mr. Boyd was granted options to purchase 1,600,000 shares of common stock. 800,000 shares underlying the stock options vested on May 25, 2001 and the remaining shares underlying the stock options vest and are exercisable pro rata each month thereafter through November 25, 2002. The options expire on May 24, 2011.

     (h) On May 30, 2001, Mr. Urban was granted options to purchase 125,000 shares of common stock. 41,667 shares underlying the stock options vest on May 30, 2002 and the remaining shares underlying the stock options vest and are exercisable pro rata each month through May 30, 2004. The options expire on May 29, 2011.

     (i) Mr. McCadden stepped down as Chief Marketing Officer of the Company in December 2001.

     (j) 694,444 of the options are vested and exercisable through May 31, 2002. The remaining 305,566 options were returned to the Company at the time of Mr. McCadden's departure.

          The following table sets forth information concerning the exercise of stock options during the fiscal year ended December 31, 2001, and the fiscal year-end value of stock options, held by the named executive officers.

                     AGGREGATED OPTION EXERCISES IN 2001 AND
                          FISCAL YEAR-END OPTION VALUES

                                                                                    NUMBER OF SHARES
                                                                                       UNDERLYING                VALUE OF
                                                                                      UNEXERCISED             UNEXERCISED IN-
                                                                                       OPTIONS AT            THE-MONEY OPTIONS
                                                                                      12/31/01 (#)          AT 12/31/01 ($) (a)
                                                                               -------------------------------------------------
                                          SHARES
                                         ACQUIRED                VALUE
                                        ON EXERCISE             REALIZED          EXERCISABLE/                 EXERCISABLE/
      Names                                 (#)                  ($) (b)         UNEXERCISABLE                UNEXERCISABLE
      -------------------------------   -----------            ---------       -----------------            -------------------
      Richard S. Braddock ...........        -                     -           6,000,350/750,000                   30,121,757/0
      Daniel H. Schulman ............       5,000                 20,600               995,000/0                            0/0
      Jeffery H. Boyd ...............        -                     -           1,111,111/613,889                788,889/542,111
      Robert J. Mylod Jr. ...........        -                     -             347,223/277,777              1,174,482/711,768
      Ronald V. Rose ................        -                     -             879,725/657,775            2,287,363/1,338,677
      Trey Urbahn ...................     250,000              1,192,885         474,447/535,553              1,174,482/811,768
      W. Michael McCadden ...........        -                     -                   694,444/0                      493,055/0

     (a)  Assumes a fiscal year-end market price of $5.82 per share.

     (b)  Value before income taxes payable as a result of exercise.

OTHER

          The Company has been served with a complaint that purports to be a shareholder derivative action against the Company's Board of Directors and certain of its current executive officers, as well as the Company (as a nominal defendant). The complaint alleges breach of fiduciary duty and waste of corporate assets. The action is captioned Mark Zimmerman v. Richard Braddock, J. Walker, D. Schulman, P. Allaire, R. Bahna, P. Blackney, W. Ford, M. Loeb, N. Nicholas, N. Peretsman, and priceline.com Incorporated 18473-NC (Court of Chancery of Delaware, County of New Castle, State of Delaware). On February 6, 2001, all defendants moved to dismiss the complaint for failure to make a demand upon the Board of Directors and failure to state a cause of action upon which relief can be granted. Pursuant to a stipulation by the parties, an amended complaint was filed on June 21, 2001. Defendants renewed their motion to dismiss on August 20, 2001, and plaintiff served his opposition to that motion on October 26, 2001. Defendants filed their reply brief on January 7, 2002. The court has scheduled oral argument on that motion for April 23, 2002. The Company intends to defend vigorously against this action.

     EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
                                  ARRANGEMENTS

          In the fourth quarter of 2000, priceline.com entered into employment agreements with, among others, Jeffery H. Boyd, the Company's President and Chief Operating Officer and a member of the Company's Board of Directors, Robert
J. Mylod Jr., the Company's Chief Financial Officer, and Ronald V. Rose, the Company's Chief Information Officer. The agreements, which provide for a minimum salary of $300,000 per year for each such executive officer, and provided for the grant of stock options and restricted common stock, expire in the fourth quarter of 2002. In the event of a termination without cause, termination for good reason, termination for death or disability or a change of control of priceline.com, each as defined in the agreement, the vesting of the options granted under the terms of these agreements will be accelerated. In addition, in the event of a termination without cause or a termination for good reason, these executive officers will be entitled to receive, among other things, two times his base salary and target bonus, if any, over a twelve month period following his termination. Subject to certain limitations, if severance remuneration payable under the agreements is held to constitute an "excess parachute payment" and the executive officer becomes liable for any tax penalties on that payment, priceline.com will make a cash payment to him in an amount equal to the tax penalties plus an amount equal to any additional tax for which he will be liable as a result of receipt of the payment for such tax penalties and payment for such reimbursement for additional tax. The agreements contain non-solicitation and non-disparagement provisions in the event of such executive officer's termination of employment.

          In November 2000, the Company entered into employment agreements with Daniel Schulman, the Company's former Chief Executive Officer, and Michael McCadden, the Company's former Chief Marketing Officer. Both Mr. Schulman and Mr. McCadden left the Company in 2001. The terms of Mr. Schulman and Mr. McCadden's agreements were summarized in last year's proxy statement.

          The Company's 1999 Omnibus Plan, as amended (the "1999 Omnibus Plan"), provides that in the event of a change in control of the Company (as defined in the 1999 Omnibus Plan) all options granted prior to April 25, 2000 which were not previously exercisable and vested shall become fully exercisable and vested, and any restrictions relating to such options shall lapse. In general, with the exception of options granted between April and November 2000, options become fully exercisable and vested six months after the date of a change in control, so long as the holder of such options is employed by the Company on the date of the change in control and on the date that is six months from the change in control. If a holder of options granted on or after April 25, 2000 is terminated by the Company without cause, either in anticipation of a change in control or within six months following a change in control, then such options generally become fully exercisable and vested, and remain fully exercisable for a period of six months following the change in control. The purchaser or purchasers of the Company's assets or stock may elect to deliver to the holders of options granted under the 1999 Omnibus Plan the same kind of consideration that is delivered to the stockholders of the Company as a result of such sale, conveyance or change in control, or the Board of Directors of the Company may cancel all outstanding options in exchange for consideration equal to the higher of the fair market value of the securities the holder of such options would have received had such options been exercised prior to such sale, conveyance or change in control (less the exercise price therefor), and the fair market value of the securities the holder of such options would have received had such options been exercised immediately following such sale, conveyance or change in control (less the exercise price therefor).

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

          As noted above, the Compensation Committee is comprised of four non-employee directors: Messrs. Allaire, Bahna, Loeb and Nicholas, Jr. No member of the Compensation Committee is or was formerly an officer or an employee of the Company. No interlocking relationship exists between the Board of Directors or Compensation Committee and the Board of Directors or Compensation Committee of any other company, nor has such interlocking relationship existed in the past.

        REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON
                             EXECUTIVE COMPENSATION

          We constitute the Compensation Committee of the Board of Directors of priceline.com Incorporated. None of us has been an officer or employee of priceline.com. We are responsible for establishing the compensation for the executive officers, including the Chief Executive Officer, of priceline.com.

COMPENSATION PHILOSOPHY AND OBJECTIVES

          The goals of priceline.com's compensation program are to align compensation with the Company's and each executive's business objectives and performance and to enable priceline.com to attract, retain and reward executive officers and other key employees who contribute to priceline.com's long-term success and to motivate them to enhance long-term stockholder value. Priceline.com's compensation program emphasizes equity based incentive compensation through stock options or, in certain instances, restricted stock, rather than high levels of fixed or variable cash compensation.

          We worked with priceline.com's senior executive officers and outside compensation consultants to develop a compensation program designed to achieve these goals and we approved a compensation program that consists of a mix of salary and equity incentives, including stock options and restricted stock.

COMPENSATION COMPONENTS

          BASE SALARY. We meet at least annually to review and approve each executive officer's salary for the ensuing year. When reviewing base salaries, we consider the following factors: base salaries for comparable positions of a broad peer group, including companies similar in size and business, individual performance against goals, levels of responsibility, breadth of knowledge and prior experience. The relative importance of these factors varies, depending on the individual whose salary is being reviewed. During 2001, no salary increases occurred for the named executive officers, including the Company's Chief Executive Officer.

          BONUSES. Since February 2001, due to general economic conditions and the challenges facing the Company and the travel industry since September 11th, no bonuses were paid to any executive officers or employees of the Company. As we discussed in the Report of the Compensation Committee contained in last year's proxy statement, priceline.com paid one-time cash retention bonuses to certain executive officers and key employees in February of 2001 in connection with the Company's turnaround plan. The retention bonuses, which were earned as of December 31, 2000, were designed to encourage these executive officers and key employees to remain with priceline.com during at least the first phase of the Company's turnaround plan, and preferably longer.

          STOCK OPTIONS. Priceline.com's stock option plans are designed to provide its employees and directors with an incentive that aligns their interests with those of priceline.com's stockholders in achieving the Company's long-term goals. Initial grants of stock options are generally made to eligible employees upon commencement of employment, with additional grants being made to certain employees periodically or following a significant change in job responsibilities, scope or title. Stock options under the option plans generally vest over a three-year period and expire ten years from the date of grant. The exercise price of options granted under the plans is the fair market value of the Company's common stock on the date of grant. The Company made a broad based grant of stock options to each of its executive officers, with the exception of its Chief Executive Officer, and certain key employees in November of 2001.

          The number of stock options granted to each participant under the option plans is generally determined by guidelines reviewed by the Committee. These guidelines combine several factors, including the performance and salary level of each participant as well as the market price of the stock at the time of grant.

          RESTRICTED STOCK. In connection with the Company's turnaround plan, which was designed in the fourth quarter of 2000, priceline.com granted certain executive officers shares of restricted stock. In an effort to align executive incentives with the primary goal underlying the Company's turnaround plan -- achieving profitability -- the terms of the restricted stock provided, among other things, that the shares of outstanding restricted stock would vest if and when the Company achieved pro forma net income (as defined) for a twelve-month period. Pro forma net income was defined as the net income of priceline.com plus supplier warrant costs, option payroll taxes, stock compensation costs, restructuring and other one-time charges and preferred stock dividends. In November 2001, the Company's Board of Directors accelerated the vesting of all outstanding unvested shares of restricted stock based on the anticipated achievement of pro forma net income by the Company for the twelve-month period ending December 31, 2001.

2001 COMPENSATION FOR THE CHIEF EXECUTIVE OFFICER

          In May 2001, Daniel Schulman stepped down as Chief Executive Officer of the Company and Richard Braddock, the Chairman of the Board of Directors, re-assumed the duties of Chief Executive Officer. In connection with Mr. Schulman's separation, we forgave $4.5 million of loans made to Mr. Schulman, including the interest thereon, and accelerated the vesting of 2,000,000 shares of restricted common stock and 1,000,000 shares underlying stock options granted to Mr. Schulman, all of which was required by the terms of Mr. Schulman's employment agreement. In addition, pursuant to the terms of his employment agreement, Mr. Schulman was entitled to two times his base salary of $300,000 paid over the course of the year following his separation from the Company.

          In connection with Mr. Braddock's promotion to Chief Executive Officer, we granted Mr. Braddock, who does not receive a salary, options to purchase 750,000 shares of priceline.com common stock. The exercise price of the options is $10.0 per share, which was approximately 30% above the fair market value of priceline.com's common stock on the date of grant to Mr. Braddock. The Committee made the award to Mr. Braddock to provide an additional incentive to retain and motivate Mr. Braddock as the Company executed on its turnaround plan and strives towards profitability. The option grant made to Mr. Braddock was based upon his performance and leadership with the Company and placed his entire compensation at risk, since the value of the option grant depends on the significant appreciation of the Company's common stock over the option term.

SECTION 162(m) OF THE INTERNAL REVENUE CODE

          Section 162(m) of the Internal Revenue Code of 1986 limits deductions for federal income tax purposes to $1 million of compensation paid to certain named executive officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation." We do not expect this limitation to affect the Company in 2002. The Company reserves the right to utilize compensation plans which will not qualify as "performance-based compensation" and for which deductibility will be so limited.

                                              Compensation Committee

                                              N.J. Nicholas, Jr. (Chairman)
                                              Paul A. Allaire
                                              Ralph M. Bahna
                                              Marshall Loeb

                       PERFORMANCE MEASUREMENT COMPARISON

          The following graph shows the total stockholder return through December 31, 2001 of an investment of $100 in cash on March 30, 1999 for priceline.com common stock and an investment of $100 in cash on March 30, 1999 for (i) the NASDAQ National Market Index and (ii) the Media General Internet Software and Services Index. The Media General Internet Software and Services Index is an index of 212 stocks representing the Internet industry, including Internet software and services companies and e-commerce companies. Historic stock performance is not necessarily indicative of future stock price performance. All values assume reinvestment of the full amount of all dividends and are calculated as of the last day of each month:


                             CUMULATIVE TOTAL RETURN
                           PRICELINE.COM INCORPORATED
                     NASDAQ MARKET INDEX AND MG GROUP INDEX

                        [CHART - CUMULATIVE TOTAL RETURN]

                     ASSUMES $100 INVESTED ON MARCH 30, 1999
                           ASSUMES DIVIDENT REINVESTED
                      FISCAL YEAR ENDING DECEMBER 31, 2001

                                                                   Media General
                Measurement         priceline.com          Internet Software and
                   Point             Incorporated              Services Index                 NASDAQ
               -------------       ---------------        -----------------------            ---------
                  03/30/99              100.00                     100.00                     100.00
                  03/31/99              120.11                     100.00                     100.00
                  06/30/99              167.48                     100.70                     108.81
                  09/30/99               93.48                      97.45                     110.58
                  12/31/99               68.66                     177.25                     163.32
                  03/31/00              115.94                     173.33                     185.83
                  06/30/00               55.05                     108.70                     159.83
                  09/30/00               17.21                      97.56                     147.49
                  12/31/00                1.90                      42.07                      99.12
                  03/31/01                3.67                      25.80                      74.73
                  06/30/01               13.12                      33.10                      87.58
                  09/30/01                5.49                      17.44                      60.82
                  12/31/01                8.43                      26.16                      79.27

                              CERTAIN TRANSACTIONS

          The Company was founded as a limited liability company in July 1997 and converted to a corporation in July 1998. In connection with this conversion, all equity units issued by the Company's predecessor were converted into an equal number of shares of common stock. The following discussion does not distinguish between the Company and its predecessor and the common stock and the equity units of the Company's predecessor. The information set forth below also reflects a 1.25-for-one stock split of the common stock on March 26, 1999.

RELATIONSHIP WITH WALKER DIGITAL

          The Company's core buyer-driven commerce business model and related intellectual property rights were initially developed by Walker Digital Corporation, a technology research and development company that was founded and is controlled by Jay Walker, the former Vice Chairman of priceline.com. In partial consideration for the transfer of such rights and for the ongoing planning, maintenance and prosecution of the patents related to such rights, the Company issued Walker Digital 6,895,833 shares of common stock. Pursuant to the terms of a Purchase and Intercompany Services Agreement ("Intercompany Agreement"), the Company also granted Walker Digital a perpetual, non-exclusive, royalty-free right and license to use the intellectual property related to the Company's service for non-commercial internal research and development purposes. Pursuant to the terms of the indemnification obligations contained in the Intercompany Agreement, Walker Digital agreed to indemnify the Company for damages, liability and legal expenses incurred in connection with certain litigation filed in the United States District Court for the Northern District of California by Marketel International, Inc.

          During the years ended December 31, 1999 and 1998, Walker Digital provided the Company with services including subleasing office facilities to the Company amounting to approximately $1.4 million and $706,000, respectively. The Company charged Walker Digital approximately $2.3 million, $1.8 million and $385,000 for the years ended December 31, 2000, 1999 and 1998, respectively, for certain reimbursable expenses and services, including legal and accounting services and IT infrastructure. In the fourth quarter 2000, the Company recorded a special charge of $6.3 million for the unrecoverable reimbursable expenses due to the Company from Walker Digital in connection with Walker Digital's contractual obligations to fund certain patent and intellectual property litigation costs. In 2001, in connection with Walker Digital's financial restructuring, Walker Digital paid the Company approximately $1.1 million to settle outstanding amounts owed to the Company by Walker Digital for certain reimbursable expenses and services. In addition, Walker Digital assigned to the Company, among other things, all right, title and interest to certain intellectual property developed by Walker Digital and related to buyer driven commerce.

          Several of the Company's investors, directors, executive officers and other key employees are or were directors, officers, employees or stockholders of Walker Digital and either own, or hold an option to purchase, equity securities of Walker Digital and its affiliates.

          In February 2000, the Company established an Independent Committee of the Board comprised of three directors who are not employees of the Company or its affiliates and related companies to review and ratify any material transactions between the Company and its affiliates and related companies, including Walker Digital. In July 2001, the Company disbanded the Independent Committee and, in the future, the independent members of the Board of Directors will review and ratify any material transactions between the Company and its affiliates and related companies.

PRICELINE WEBHOUSE CLUB AND PRICELINE PERFECT YARD SALE

          During 2000, the Company had licensing arrangements with two companies, Priceline WebHouse Club, Inc. ("WebHouse Club") and Priceline Perfect Yard Sale, Inc. ("Perfect Yard Sale"), each of which were affiliated with Walker Digital. The Company licensed its patented Name Your Own Pricesm business model and affiliated trademarks and software systems to WebHouse Club, which operated an Internet-based service for groceries and other retail products, and Perfect Yard Sale, which operated a consumer to consumer service for the sale of used goods over the Internet. In addition, in the fourth quarter 1999, the Company received a warrant in WebHouse Club in exchange for services rendered and, upon receipt of the warrant, recognized approximately $189 million of non-cash income representing the estimated fair value of the warrant, based on an independent valuation. In 2000, both WebHouse Club and Perfect Yard Sale ceased operations. As a result of WebHouse

Club ceasing operations, in the third quarter 2000, the Company recorded a non-cash charge of approximately $189 million to write off the full carrying value of the warrant. In addition, the Company recorded a special charge in the fourth quarter 2000 of $1.7 million related to WebHouse Club and $1.1 million related to Perfect Yardsale. The special charge related to asset impairments related to the write-down to estimated net realizable value of certain receivables. Robert J. Mylod Jr., our Chief Financial Officer, served as acting Chief Financial Officer of WebHouse Club from May 2000 to October 2000.

LOANS TO CERTAIN OFFICERS OF THE COMPANY

          In July 1999, the Company made a loan to Mr. Daniel H. Schulman, the former Chief Executive Officer of the Company, in the amount of $6.0 million. In May 2000, in connection with his promotion to Chief Executive Officer, Mr. Schulman was given a loan of $3.0 million. The loans accrued interest at the rates of 5.82% and 6.4%, respectively, per annum until maturity in July 2004 and were not contingent upon Mr. Schulman exercising options to purchase common stock. In December 2000, the Company accelerated the forgiveness of $4.5 million of the outstanding $6.0 million loan. In May 2001, in connection with Mr. Schulman's separation from the Company and pursuant to the terms of Mr. Schulman's employment agreement, the Company accelerated the forgiveness of the remaining $4.5 in outstanding loans owed to the Company.

          The Company has entered into compensation arrangements with certain of its directors and officers. See "Director and Executive Compensation" and "Employment Contracts, Termination of Employment and Change-in-Control Arrangements."

INTERNATIONAL LICENSEES

          During 2001, Hutchison Whampoa Limited and Cheung Kong (Holdings) Limited, which is a 49.97% shareholder of Hutchison Whampoa Limited, acquired, through their respective subsidiaries, the Company's outstanding common stock and, as a result, their aggregate shareholdings were approximately 31% as of December 31, 2001. Hutchison Whampoa Limited and Cheung Kong (Holdings) Limited received certain registration rights with respect to the purchased shares and received the right to appoint three members of the Company's Board of Directors. Ian F. Wade and Dominic Kai Ming Lai are Hutchison Whampoa Limited's representatives on the Board of Directors and Edmond Tak Chuen Ip is Cheung Kong (Holdings) Limited's representative on the Board of Directors.

          In June 2000, the Company entered into definitive agreements with subsidiaries of Hutchison Whampoa Limited to introduce the Company's services to several Asian markets. Under the terms of the agreements, the Company licenses its business model and provides its expertise in technology, marketing and operations to Hutchison-Priceline Limited. Hutchison-Priceline Limited pays the Company an annual licensing fee to use the Company's intellectual property and reimburses the Company for the cost of services provided. In addition, the Company purchased a convertible note allowing it to take a significant equity stake in Hutchison-Priceline Limited. In February 2001, Hutchison Whampoa Limited purchased approximately $9.5 million worth of Hutchison-Priceline Limited convertible notes. Robert Mylod, the Company's Chief Financial Officer, and Jeffery H. Boyd, the Company's President and Chief Operating Officer, are priceline.com's representatives on the board of directors of Hutchison-Priceline Limited.

          On June 28, 2001 and August 10, 2001, priceline.com europe Ltd. issued and sold to the Company an $8.5 million promissory note and a $1.5 million promissory note, respectively, in exchange for an aggregate of $10 million. On December 21, 2001, the Company acquired a majority interest in the equity of priceline.com Europe Holdings, N.V., the parent company of priceline.com europe Ltd. (together, "Priceline.com Europe"), $10 million of which was paid for by cancellation of the outstanding promissory notes. The transaction gives the Company control of Priceline.com Europe and, as a result of the acquisition, beginning in the fourth quarter of 2001, Priceline.com Europe's financial results are consolidated with the Company's financial results. On January 31, 2002, the Company invested an additional $10 million in Priceline.com Europe, which increased the Company's equity interest in Priceline.com Europe to approximately 74.6% of the issued and outstanding shares. During 2001 and 2000, the Company charged Priceline.com Europe $1.15 million and $450,000, respectively, in licensing fees and $4.7 million and $1.8 million, respectively, for reimbursable expenses, all in accordance with the Company's agreements with Priceline.com Europe. The results of Priceline.com Europe for the period from the acquisition date to December 31, 2001 are immaterial to revenues and operating loss for both the quarter and year ended December 31, 2001, respectively.

          Certain investment entities affiliated with General Atlantic Partners, LLC collectively own approximately 22.0% of the issued and outstanding shares of Priceline.com Europe. As of December 31, 2001, investment entities affiliated with General Atlantic Partners, LLC owned 5,918,079 shares of the Company's common stock, according to documents publicly filed with the Securities and Exchange Commission. In addition, William E. Ford, a managing member of General Atlantic Partners, LLC, is a member of the Company's Board of Directors and Chairman of its Audit Committee.

          The management board of Priceline.com Europe consists of the following six individuals: Richard S. Braddock, Chairman, Chief Executive Officer and Director of the Company, Jeffery H. Boyd, President, Chief Operating Officer and Director of the Company, Glenn D. Fogel, Senior Vice President--International of the Company, Jodi P. Dottori, Senior Vice President, General Manager of Priceline.com Europe, Florian P. Wendelstadt, managing member of General Atlantic Partners, LLC and Timothy G. Brier, a former executive officer of the Company.

          Certain investors in Priceline.com Europe, including certain investment entities affiliated with General Atlantic Partners, LLC, have the right to put their shares of Priceline.com Europe to the Company, at fair market value, in the event of a change in control of the Company. These investors collectively own 45,539,999 shares of Priceline.com Europe.

PRICELINEMORTGAGE.COM

          The Company offers home financing services through pricelinemortgage.com, a broker and/or lender of residential mortgage loans that utilizes the Company's Name Your Own Price /SM/ business model. On September 1, 2001, the Company exercised its right to acquire a 49% equity interest in pricelinemortgage. Pricelinemortgage is controlled by First Alliance Bank, a federally chartered savings association supervised by the Office of Thrift Supervision and a wholly owned subsidiary of Alliance Partners, L.P. Alliance Partners provides management services to pricelinemortgage, including the procurement of personnel and office space and assistance in obtaining regulatory approvals. Robert J. Mylod Jr., the Company's Chief Financial Officer, is a director of, and an investor in, Alliance Capital Partners Inc., the parent company of Alliance Partners. In 1997, Mr. Mylod invested $50,000 in Alliance Capital Partners Inc. and his investment represents less than 1/10th of one percent of Alliance's outstanding common stock.

WORLDSPAN

          Paul J. Blackney, a Director of the Company, is the President and Chief Executive Officer of Worldspan, L.P., a global travel distribution system ("GDS"), which was, and continues to be, the Company's only GDS for booking travel reservations for its customers. In October 2001, the Company entered into a new subscriber agreement with Worldspan, pursuant to which the Company committed, among other things, to a certain minimum volume of bookings over the term of the agreement. The agreement provides for certain penalties and other financial disincentives in the event that the Company fails to meet the minimum volume of bookings under the agreement. The agreement also provides for certain discounts and incentives to be provided by Worldspan to the Company. Mr. Blackney is not standing for re-election as a Director of the Company.

OTHER TRANSACTIONS

          The Company has granted registration rights to certain stockholders and warrant holders, including Mr. Braddock, Mr. Walker, Walker Digital, The Jay
S. Walker Irrevocable Credit Trust, investment entities affiliated with General Atlantic Partners, LLC, Vulcan Ventures Incorporated, Delta Air Lines, Inc., Hutchison Whampoa Limited and Cheung Kong (Holdings) Limited. Up to all of the shares held by said stockholders, exclusive of options granted to them under the 1999 Omnibus Plan and the 1997 Omnibus Plan or acquired in the public market, are entitled to registration rights. See "Security Ownership Of Certain Beneficial Owners and Management." Additional shares acquired by these individuals or entities while an affiliate of the Company may also be entitled to registration rights under the registration rights agreements. In addition, the holders of the securities registrable pursuant to the agreements may be entitled under the agreements, subject to certain limitations, to require the Company to include their registrable securities in future registration statements the Company files. Registration of shares of common stock pursuant to the rights granted in these agreements will result in such shares becoming freely tradeable without restriction under the Securities Act of 1933. All registration expenses incurred in connection with the above registrations will be borne by the Company.

          Daniel H. Schulman, the former Chief Executive Officer of the Company, is a member of the Board of Directors of Net2Phone, Inc., a provider of Internet protocol and related telecommunication services. Net2Phone is a preferred provider of long distance services offered to the Company's customers. During 2001, pursuant to certain agreements between the Company and Net2Phone, Net2Phone generated revenues of approximately $3.2 million for the Company and the Company paid Net2Phone approximately $2.0 million for the cost of long distance services the Company purchased from Net2Phone and sold to its customers.

INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS AND LIMITATION OF LIABILITY

          Section 145 of the Delaware General Corporation Law authorizes a corporation's board of directors to grant indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the federal securities laws.

          As permitted by Delaware law, the Company's certificate of incorporation includes a provision that eliminates the personal liability of its Directors for monetary damages for breach of fiduciary duty as a Director, except for liability (1) for any breach of the Director's duty of loyalty to the Company or its stockholders; (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; or (4) for any transaction from which the Director derived an improper personal benefit.

          As permitted by Delaware law, the Company's certificate of incorporation, provides that (1) the Company is required to indemnify its Directors and officers to the fullest extent permitted by Delaware law, subject to certain very limited exceptions; (2) the Company is permitted to indemnify its other employees to the extent that it indemnifies its officers and Directors, unless otherwise required by law, its certificate of incorporation, its by-laws or agreements; (3) the right to indemnification includes the right to be paid expenses incurred in connection with a legal proceeding in advance of its final disposition; and (4) the rights conferred in the certificate of incorporation are not exclusive.

             REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

          During 2001, the Audit Committee of the Board of Directors was composed of four directors each of whom satisfied the applicable independence and financial literacy requirements of the NASDAQ Stock Market. As a result of Mr. Blackney's decision not to stand for re-election to the Board of Directors, the Audit Committee is currently composed of three directors. The Audit Committee operates under a written charter adopted by the Board of Directors. Priceline.com's management is responsible for its internal accounting controls and the financial reporting process. Priceline.com's independent accountants, Deloitte & Touche, are responsible for performing an independent audit of priceline.com's financial statements in accordance with auditing standards generally accepted in the United States and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes in accordance with its charter, a copy of which was attached to last year's proxy statement.

REVIEW AND DISCUSSIONS WITH MANAGEMENT

          The Audit Committee has reviewed and discussed priceline.com's audited financial statements for the three years ended December 31, 2001 with management.

REVIEW AND DISCUSSIONS WITH INDEPENDENT ACCOUNTANTS

          The Audit Committee has discussed with Deloitte & Touche LLP, priceline.com's independent accountants, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards) which includes, among other items, matters related to the conduct of the audit of priceline.com's financial statements.

          The Audit Committee has also received written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (which relates to the accountants' independence from priceline.com and its related entities) and has discussed with Deloitte & Touche LLP its independence from priceline.com. In addition, the Audit Committee has considered whether the independent accountants' provision of non-audit services is compatible with maintaining the independent accountants' independence.

CONCLUSION

          Based on the review and discussions referred to above, and the Audit Committee's review of the representations of management and the report of the independent accountants, the Audit Committee recommended to priceline.com's Board of Directors that priceline.com's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

                                      SUBMITTED BY THE AUDIT COMMITTEE
                                      OF THE BOARD OF DIRECTORS

                                          William Ford, Chairman
                                          Paul Allaire
                                          Paul Blackney
                                          Nancy Peretsman

                              AUDITOR INDEPENDENCE

          Deloitte & Touche LLP are the Company's independent auditors. The audit committee of the Company's board of directors has considered whether the provision of non-audit services is compatible with maintaining Deloitte's independence.

AUDIT FEES

          The aggregate fees for professional services rendered by Deloitte & Touche LLP for the audit of the annual financial statements of the Company for the year ended December 31, 2001 and the timely review of the interim financial statements included in quarterly reports on Form 10-Q for the periods ended March 31, June 30 and September 30, 2001 were $341,800.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

          The aggregate fees for financial information systems design and implementation services rendered by Deloitte & Touche LLP for the year ended December 31, 2001 were $0.

ALL OTHER FEES

          The aggregate fees for other services rendered by Deloitte & Touche LLP for the year ended December 31, 2001 were approximately $880,700 and can be sub-categorized as follows:

          ATTESTATION FEES. The aggregate fees for attestation services rendered by Deloitte & Touche LLP for matters such as consents related to SEC and other registration statements, audits of employee benefit plans, agreed-upon procedures and consultation on accounting standards or transactions was approximately $335,900.

          OTHER FEES. The aggregate fees for all other services, such as consultation related to tax compliance, licensee transactions and state and local tax regulatory matters rendered by Deloitte & Touche LLP in the fiscal year ended 2001 was approximately $544,800.

                                  OTHER MATTERS

          The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, the persons named in the accompanying proxy intend to vote on those matters in accordance with their best judgment.

The Board Of Directors recommends a vote FOR each of the nominees for director listed below. The Board Of Directors recommends a vote FOR Proposal 2.

                                                       Please mark your votes as
                                                       indicated in this example
                                                       |X|

Proposal 1: To elect eleven directors              FOR            WITHHOLD
            to hold office until the          all nominees        AUTHORITY
            next annual meeting of         listed to the left   to vote for all
            stockholders or until their    (except as marked       nominees
            respective successors are       to the contrary)  listed to the left
            elected and qualified.               |_|                 |_|

Nominees: 01 Richard S. Braddock, 02 Jeffery H. Boyd,
          03 Paul A. Allaire, 04 Ralph M. Bahna,
          05 William E. Ford, 06 Edmond Tak Chuen Ip,
          07 Dominic Kai Ming Lai, 08 Marshall Loeb,
          09 N.J. Nicholas, Jr., 10 Nancy B. Peretsman and 11 Ian F. Wade

To withhold authority to vote for any nominee, write that nominee's name below:



--------------------------------

Proposal 2: To ratify the selection of           FOR      AGAINST      ABSTAIN
            Deloitte & Touche LLP as             |_|       |_|           |_|
            independent auditors of the
            Company for our fiscal year
            ending December 31, 2002.

By checking  the box to the right, I consent to future access of the
Annual Report, Proxy Statements prospectuses and other communications electronically via the Internet. I understand that the Company may no longer distribute  printed materials to me for any future shareholder
meeting until such consent is revoked. I understand that I may revoke    |_|
any consent at any time by contacting the Company's transfer agent, Mellon Investor Services, Ridgefield Park, NJ and that costs normally associated with electronic access, such as usage and telephone charges, will be my responsibility.

TO HELP OUR PREPARATIONS FOR THE MEETING, PLEASE CHECK HERE IF YOU       |_|
PLAN TO ATTEND

PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE THAT IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.

EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE ANNUAL MEETING. HOWEVER, IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.


Signature_______________________ Signature_______________________ Date__________

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

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Electronic versions of the priceline.com Incorporated Annual Report and Proxy
Statement are available at www.priceline.com under Investor Relations.

If you have not received printed copies of the Annual Report and Proxy Statement along with this proxy card, you indicated your consent on last year's proxy card to no longer receive these materials.

                           priceline.com Incorporated

                      PROXY SOLICITED BY BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 23, 2002

     The undersigned hereby appoints ROBERT J. MYLOD JR. and PETER J. MILLONES, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of priceline.com Incorporated that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of priceline.com Incorporated to be held on Thursday, May 23, 2002, at 2:00 p.m. local time, at Doubletree Club Hotel, 789 Connecticut Avenue, Norwalk, Connecticut 06854, and at any and all continuations and adjournments of that meeting, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

     UNLESS YOU INDICATE OTHERWISE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS.

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